Exhibit 99.(a)(4)

Schedule A Series of the Trust

Effective June 2, 2023

Name of Fund

Fixed Income
WisdomTree Short-Term Treasury Digital Fund
WisdomTree Long-Term Treasury Digital Fund
WisdomTree Floating Rate Treasury Digital Fund
WisdomTree 3-7 Year Treasury Digital Fund
WisdomTree 7-10 Year Treasury Digital Fund
WisdomTree TIPS Digital Fund

Domestic Equity
WisdomTree 500 Digital Fund
WisdomTree Technology & Innovation 100 Digital Fund
WisdomTree S&P 500 Twitter Sentiment Digital Fund

Asset Allocation
WisdomTree Short-Duration Income Digital Fund
WisdomTree Siegel Global Equity Digital Fund
WisdomTree Siegel Longevity Digital Fund
WisdomTree Siegel Moderate Digital Fund
WisdomTree Siegel High Income Digital Fund